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FORM 3
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                    OMB APPROVAL
                                                    ------------
                                                    OMB Number: 3235-0104
                                                    Expires: September 30, 1998
                                                    Estimated average burden
                                                    hours per response .... 0.5


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
1. Name and Address of Reporting Person*    2. Date of Event Re-   4. Issuer Name and Ticker or
                                               quiring statement      Trading Symbol
    Ganatra     Tansukh     V.                 (Month/Day/Year)       US LEC Corp. (CLEC)
--------------------------------------                             --------------------------------
   (Last)      (First)     (Middle)                 4/23/98        5. Relationship of Reporting     6. If Amendment, Date of
                                             -------------------      Person(s) to Issuer              Original (Month/Day/Year)
212 South Tryon Street, Suite 1540          3. IRS or Social Se-        (Check all applicable)        ----------------------------
--------------------------------------         curity Number of       X Director         X 10% Owner
         (Street)                              Reporting Person       X Officer (give    __Other    7. Individual or Joint/Group
                                               (Voluntary)             title below)(specify below)    Filing (Check Applicable Line)
Charlotte, NC                28281                                             President            X Form filled by One Reporting
--------------------------------------                                ------------------------        Person
   (City)     (State)        (Zip)                                                                 __ Form filled by More than One
                                                                                                      Reporting Person



             Table I - Non Derivative Securities Beneficially Owned
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
1. Title of Security    2. Amount of Securities    3. Ownership         4. Nature of Indirect Beneficial
   (Instr. 4)              Beneficially Owned         Form: Direct         Ownership (Instr. 5)
                           (Inst.4)                   (D) or Indirect
                                                      (I)  (Instr.5)
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v).

                                                                          (Over)
                                                                 SEC 1473 (7-97)

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FORM 3 (continued)

               Table II-Derivative Securities Beneficially Owned
         (e.g. puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Date Exer-  3. Title and Amount of Securities   4. Conver-  5. Owner-  6. Nature of Indirect
   (Instr. 4)                       cisable and    Underlying Derivative Security      sion or     ship       Beneficial Ownership
                                    Expiration     (Instr. 4)                          Exercise    Form of    (Instr. 4)
                                    Date                                               Price of    Deriv-
                                    (Month/Day/                                        Deri-       ative
                                     Year)                                             vative      Security:
                                   ------------------------------------------------    Security    Direct
                                   Date     Expira-        Title         Amount                    (D) or
                                   Exer-    tion                         or                        Indirect
                                   cisable  Date                         Number                    (I)
                                                                         of Shares                 (Instr.5)
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Class B Common Stock                 *       *       Class A Common      294,000           *           D
                                                       Stock
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Class B Common Stock                 *       *       Class A Common      3,750,000         *           I    By Super STAR Associates
                                                       Stock                                                Limited Partnership
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

Explanation of Responses:
     * Shares of Class B Common Stock are convertible at anytime into shares of Class A Common Stock, at the option of the holder or automatically in certain circumstances, on a one-for-one basis.


                           /s/ Tansukh V. Ganatra         April 23, 1998
                            ---------------------       -----------------
                            ** Signature of Reporting         Date
                               Person

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                 SEC 1473 (7/97)
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